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                                                                      Exhibit 23
The Board of Directors
Professionals Group, Inc.:



We consent to incorporation by reference in the registration statements (Nos. 333-34359 and 333-34361) on Forms S-8 of Professionals Group, Inc. (formerly known as Professionals Insurance Company Management Group) of our report dated February 23, 1999, relating to the consolidated balance sheets of Professionals Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which report appears in the December 31, 1998 annual report on Form 10-K of Professionals Group, Inc.

The consolidated financial statements and related financial statement schedule give retroactive effect to the merger of Professionals Group, Inc. and Physicians Protective Trust Fund on July 1, 1998, which has been accounted for as a pooling of interests business combination.

KPMG LLP

East Lansing, Michigan
March 26, 1999